SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009 (November 17, 2009)

MBIA INC.
(Exact name of registrant as specified in its charter)

Connecticut	1-9583	06-1185706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

113 King Street, Armonk, New York	10504
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
914-273-4545

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   REGULATION FD DISCLOSURE.

On November 18, 2009, MBIA Inc. (“MBIA” or the “Company”) announced that it estimates that for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, as of October 31, 2009, the increase in the aggregate ownership of certain stockholders of MBIA over the relevant testing period, which commenced on January 1, 2007, was over 43%.  The shift in ownership is a result of the Company’s February 2008 equity offering as well as purchases of the Company’s shares by Warburg Pincus and other transactions involving its shares.

Section 382 imposes annual limitations on the utilization of net operating loss (“NOL”) carryovers, other tax carryovers, and certain built-in losses, as defined in Section 382, upon an ownership change.  An ownership change may result from transactions that increase the aggregate ownership of “5-percent stockholders,” as defined in Section 382, by more than 50 percentage points over a testing period, generally three years (“Section 382 Ownership Change”).  Any share repurchases by MBIA will decrease the number of shares outstanding and increase the ownership percentage of MBIA’s stockholders, which may result in certain stockholders becoming 5-percent stockholders and trigger a Section 382 Ownership Change.

As previously disclosed, if the Company were to experience a Section 382 Ownership Change, an annual limitation would be imposed on certain of the Company’s tax attributes, including NOL and capital loss carryovers and certain other losses, credits, deductions or tax basis.  In addition, the NOL carryback provision of the Internal Revenue Code was amended on November 6, 2009, as part of The Worker, Homeownership, and Business Assistance Act of 2009, to allow all businesses with NOLs in either 2008 or 2009 to claim refunds of taxes paid within the prior five years. There would be no limit on the NOL carrybacks for the first four preceding years of the carryback period, but for the fifth preceding year, the NOL carryback would be limited to fifty percent of a company’s taxable income in that year.

In applying the new five-year NOL carryback rule, the available tax recovery for MBIA is approximately $500 million. For tax year 2008, the Company was not in a NOL position. Therefore, the amount of any potential refund will ultimately depend on the NOLs generated for tax year 2009. The impact of such refund would be reflected in the Company’s results for the fourth quarter of 2009.   To the extent the Company experiences a Section 382 Ownership Change, the Company’s ability to utilize these potential NOL carrybacks and realize this potential refund, as well as certain of its other tax attributes, may be limited.

If any stockholder or new investor becomes a 5-percent stockholder, either through a decrease in the number of shares outstanding caused by MBIA’s repurchase of shares, new share purchases or a combination thereof, a Section 382 Ownership Change may be triggered.  As of September 30, 2009, the Company had $115 million available under its share repurchase program and may choose to repurchase shares at any time.  In addition, certain shareholders have advised the Company that they have recently increased their percentage of ownership in our common stock.

The Company cannot give any assurance that it will not undergo a Section 382 Ownership Change at a time when these Section 382 limitations would have a significant effect.  In addition, MBIA may consider implementing a rights plan or taking other measures to endeavor to preserve its NOL carryforwards, carrybacks and other related tax benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBIA INC.

		By:	/s/ Ram D. Wertheim
Ram D. Wertheim
Chief Legal Officer

Date:	November 18, 2009